EXHIBIT 23(C)

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) of Battle Mountain Gold Company and the prospectus relating to this Registration Statement pertaining to the options granted pursuant to the Combination Agreement between Battle Mountain Gold Company and Hemlo Gold Mines Inc. and to the incorporation by reference therein of our report dated February 8, 1996, with respect to the consolidated financial statements of Hemlo Gold Mines Inc. for the year ended December 31, 1995, included in the joint proxy statement dated June 7, 1996 between Battle Mountain Gold Company and Hemlo Gold Mines Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG
    Chartered Accountants

Toronto, Canada
October 18, 1996